                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                    FORM 8-K
                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JUNE 8, 2001





                              BELCO OIL & GAS CORP.
             (Exact name of Registrant as specified in its charter)


                NEVADA                                 1-14256                              13-3869719
            (State or other                    (Commission File Number)                  (I.R.S. Employer
    jurisdiction of incorporation)                                                    Identification Number)

     767 FIFTH STREET, 46TH FLOOR
          NEW YORK, NEW YORK                                                                  10153
         (Address of principal                                                              (Zip code)
          executive offices)


       Registrant's telephone number, including area code: (212) 644-2200

ITEM 5. OTHER EVENTS.

         Belco Oil & Gas Corp. ("Belco") and Westport Resources Corporation ("Westport") entered into a definitive merger agreement (the "Merger Agreement"), dated as of June 8, 2001, to combine Belco and Westport in a tax-free, stock-for-stock transaction (the "Merger"). The Merger Agreement provides for Belco shareholders to receive .4125 shares of new Westport for each common share of Belco. The surviving corporation is expected to be renamed "Westport Resources Corporation." Belco's existing 6 1/2% Convertible Preferred Stock (the "Preferred Stock") will remain outstanding, and the existing conversion ratio will be adjusted by a factor of .4125 so that following the merger it will be .4658. The Merger is subject to customary conditions, including approval by holders of at least a majority of the outstanding shares of both companies and receipt of required regulatory clearances. The Merger will be accounted for as a purchase transaction and the surviving corporation will follow the successful efforts method of accounting for its oil and gas activities. The companies expect the transaction to be completed sometime in the third quarter of 2001.

         As is more fully described in Section 7.2 of the Merger Agreement, Belco is prohibited from, directly or indirectly, soliciting, initiating or encouraging inquiries relating to or the making of any proposal or offer to acquire shares or assets of Belco, from negotiating with or furnishing information to any person with respect to such proposal or offer, or taking certain other actions in connection therewith, except that Belco may provide information in response to an unsolicited proposal or an offer if Belco's board of directors determines that such action is advisable for the board to comply with its fiduciary duties, the offer or proposal is not subject to financing and the board of directors determines that the offer or proposal is reasonably capable of being completed and may reasonably be expected to result in a transaction more favorable to Belco's shareholders than the transaction contemplated by the Merger Agreement (a "Superior Proposal"). Under the terms of the Merger Agreement, Belco would be obligated to pay a $12.5 million termination fee, in addition to up to $2.5 million of Wesport's documented expenses, if Belco terminates the Merger Agreement to accept a Superior Proposal or in the event of certain other occurrences as set forth in Article X of the Merger Agreement. Belco's right to terminate the Merger Agreement to accept a Superior Proposal is subject to Westport's right to match the Superior Proposal on the terms set forth in the Merger Agreement

         Shareholders of Belco holding approximately 51.8% of Belco's outstanding common stock (the "Belco Parties") and stockholders of Westport holding approximately 73.2% of Westport's outstanding stock (the "Westport Parties") have entered into voting agreements, pursuant to which such stockholders have agreed to vote for the Merger. The voting agreements terminate upon any termination of the Merger Agreement. In addition, the Westport Parties, the Belco Parties and other shareholders of Belco entered into an Amended and Restated Shareholders Agreement, dated June 8, 2001, with Westport and Belco (the "Shareholders Agreement"). The Shareholders Agreement will become effective upon consummation of the Merger and provides, among other things, that the two Westport Parties will each have the right to nominate three persons for election to the surviving corporation's board of directors and that the Belco Parties shall have the right to nominate two persons for election to the surviving corporation's board of directors. The Shareholders Agreement requires the parties thereto to vote their respective shares of the surviving corporation's common stock in favor of the parties' nominees. The Shareholders Agreement also provides the Westport Parties, the Belco Parties and other shareholders of Belco named therein with registration rights with respect to their shares of the surviving corporation's common stock.

         The Board of Directors of Belco and Westport each approved the Merger and the Merger Agreement and have agreed to recommend that their stockholders vote in favor of the Merger. Petrie Parkman & Co. acted as independent financial advisor to Belco and rendered their opinion to the Board of Directors of Belco that, as of the date of their opinion, the common stock exchange ratio is fair to the holders of Belco common stock from a financial point of view, taking into account the exchange ratio applicable to the Westport stockholders. Credit Suisse First Boston acted as the independent financial advisor to Westport and rendered their opinion to the Board of Directors of Westport that, as of the date of their opinion, the common stock exchange ratio is fair to the stockholders of Westport from a financial point of view.

         The foregoing description of the Merger Agreement and the voting agreements and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement and the voting agreements, copies of which are filed herewith as Exhibits 2.1, 2.2 and 2.3.

         All shareholders should read the joint proxy statement/prospectus concerning the Merger that will be filed with the SEC and mailed to shareholders. The joint proxy statement/prospectus will contain important information that shareholders should consider before making any decision regarding the Merger. Shareholders will be able to obtain the joint proxy statement/prospectus, as well as other filings containing information about Belco and Westport, without charge, at the SEC's Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus will also be available, without charge, by contacting the Secretary of the appropriate company.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c)      Exhibits

         2.1 Agreement and Plan of Merger, dated June 8, 2001, by and between Westport Resources Corporation, a Delaware corporation, and Belco Oil & Gas Corp., a Nevada corporation.

         2.2 Westport Voting Agreement, dated June 8, 2001, by and among Westport Resources Corporation, Belco Oil & Gas Corp., ERI Investments, Inc. and Westport Energy LLC.

         2.3 Belco Voting Agreement, dated June 8, 2001, by and among Westport Resources Corporation, Belco Oil & Gas Corp. and certain shareholders of Belco Oil & Gas Corp.

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       BELCO OIL & GAS CORP.



                                       By:     /s/ Joe Callaway
                                          --------------------------------------
                                       Name:   Joe Callaway
                                            ------------------------------------
                                       Title:  Vice President
                                              ----------------------------------



Date:  June 14, 2001

                                INDEX TO EXHIBIT

EXHIBIT
NUMBER         DESCRIPTION
------         -----------
 2.1           Agreement and Plan of Merger, dated June 8, 2001, by and
               between Westport Resources Corporation, a Delaware
               corporation, and Belco Oil & Gas Corp., a Nevada corporation.

 2.2           Westport Voting Agreement, dated June 8, 2001, by and among
               Westport Resources Corporation, Belco Oil & Gas Corp., ERI
               Investments, Inc. and Westport Energy LLC.

 2.3           Belco Voting Agreement, dated June 8, 2001, by and among
               Westport Resources Corporation, Belco Oil & Gas Corp. and certain shareholders of Belco Oil & Gas Corp.